UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    June 11, 2007

SMART BALANCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51506	20-2949397
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

6106 Sunrise Ranch Drive
Longmont, Colorado	80503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:           (303) 682-1982

Not Applicable
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        [ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

        [ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        [ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        [ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensation Arrangements of Certain Officers

        On June 11, 2007, our board of directors appointed John F. Konzelmann, age 59, to serve as the Company’s Vice President, Controller and Principal Accounting Officer. In connection with his appointment, Mr. Konzelmann received a grant of 250,000 options, 125,000 of which will vest based on length of service and 125,000 of which will vest based on our stock price. The options have an exercise price of $10.00 per share, the last sales price on June 11, 2007, and a term of 10 years. The time-vested options will vest 25% per year on each of the first four anniversary dates of the grant. The performance-vested options will vest 50% if the market price of our common stock is at least $16.75 per share for 20 of 30 consecutive trading days and 50% if the price is at least $20.25 per share for 20 of 30 consecutive trading days.

        Mr. Konzelmann has a broad-based knowledge of the financial, accounting and administrative functions of a business. From June 2005 to June 2007, Mr. Konzelmann served as the vice president, controller and chief accounting officer of Alpharma, Inc. He served as assistant corporate controller and director of financial reporting of Unilever United States Inc. from 2000 until April 2004. From 1994 to 2000, Mr. Konzelmann served as assistant corporate controller of Bestfoods, prior to Unilever’s acquisition of Bestfoods.

        Mr. Konzelmann is a certified public accountant and holds a bachelors degree and a masters in business administration from Fairleigh Dickinson University in New Jersey.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART BALANCE, INC.
(registrant)
June 13, 2007	By: /s/ Robert S. Gluck
Robert S. Gluck
Vice Chairman and CFO

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